Exhibit 21.1
Subsidiaries of Berry Corporation (bry)

Entity Name	Jurisdiction
Berry Petroleum Company, LLC	Delaware
C&J Well Services, LLC	Delaware
CJ Berry Well Services Management, LLC	Delaware